Mayer Hoffman McCann P.C.
An Independent CPA Firm

3101 North Central Avenue, Suite 300
Phoenix, Arizona 85012
602-264-6835 ph
602-265-7631 fx
www.mhm-pc.com

January 17, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen,

We have read the statements included under Item 4.01, *Changes in Registrant's Certifying Accountant*, in the Form 8-K dated January 17, 2012 of Live Deal, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Kabani & Company, Inc. by LiveDeal, Inc.

/s/ Mayer Hoffman McCann P.C.
MAYER HOFFMAN McCANN P.C.